UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material under §240.14a-12

RENALYTIX PLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11

RENALYTIX PLC

SUPPLEMENT TO

NOTICE OF ANNUAL GENERAL MEETING OF SHAREHOLDERS

AND PROXY STATEMENT DATED NOVEMBER 13, 2023

FOR THE ANNUAL GENERAL MEETING OF SHAREHOLDERS

TO BE HELD ON DECEMBER 15, 2023

To Our Shareholders:

This supplement provides updated information with respect to the 2023 Annual General Meeting of Shareholders (the “AGM”) of Renalytix plc, a U.K. public limited company (the “Company”), to be held on December 15, 2023 at 3:30 p.m. (GMT) at 6 Stratton Street Mayfair, London W1J 8LD.

On or about November 16, 2023, the Company mailed to its ordinary shareholders a definitive Proxy Statement (the “Proxy Statement”) for the AGM containing a Notice of AGM (“AGM Notice”). Materials for holders of American Depositary Shares (“ADSs”) of record were mailed or made available on or about November 21, 2023 to all ADS holders. This supplement describes the withdrawal of the resolution to re-appoint Dr. Chirag Parikh and should be read in conjunction with the Proxy Statement.

Withdrawal of the Resolution to Re-appoint Dr. Chirag Parikh

On December 5, 2023, Dr. Chirag Parikh submitted notice of his resignation from the board of directors of the Company (the “Board”), which resignation was effective immediately. As a result of his resignation, Dr. Parikh will not stand for re-appointment as a director at the AGM, notwithstanding being listed as a director nominee in the Company’s Proxy Statement and AGM Notice included therein. Dr. Parikh’s resignation was not the result of any disagreement with the Company or the Board.

As the Company’s AGM Notice has already been issued, the Company confirms that the resolution to re-appoint Dr. Parikh as a Director of the Company (resolution number 4) is now withdrawn. The withdrawal of resolution number 4 does not otherwise affect the validity of the AGM Notice, the proxy form, the voting instructions card issued by Citibank, N.A. (the “Depositary”) or any proxy votes already submitted or voting instructions already provided to the Depositary on other resolutions. The numbering of all other resolutions at the AGM will remain unchanged.

Important Notice Regarding the Availability of Proxy Materials for the 2023 Annual General Meeting of Shareholders to Be Held on December 15, 2023: the AGM Notice, the Proxy Statement, our annual report on Form 10-K for the year ended June 30, 2023, as amended to date, and annual report to shareholders are available at www.renalytix.com.